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                                                                    Exhibit 10.2
                            NET LOTTERY SERVICES LTD.

This letter agreement confirms a business relationship between Rehab (REHAB), located at Windermere House, Kendal Avenue, London W3 OXA, England and Net Lottery Services Ltd. (NLS) Fumbally Court, Dublin, Ireland.

Whereas; REHAB is a registered charity and has the right to participate in lottery schemes, subject to the rules and regulations of the Lotteries & Amusements Act 1976 (as amended).

Whereas; Net Lottery Services Ltd. is a Lottery Operator and is prepared to design, launch and operate a number of lottery programs utilizing both wireless and standard telephone technology. Whereas; both parties agree to work together to jointly pursue a mutually beneficial lottery program throughout the United Kingdom but excluding Northern Ireland.

The terms of the agreement are as follows:

     NLS will be the operator of lottery programs for the benefit of REHAB and other UK charities.

     NLS will design the games, set the rules of the games, market and manage the entire lottery program.

     NLS will provide all funding required to operate the lottery programs and will comply with all of the required governmental reporting and accounting.

     NLS will provide all the lottery expertise and technology support to market and operate the games.

     NLS will launch and operate a lottery program on or before July 1, 2002.

     REHAB agrees to be one of the beneficiaries of the Lottery programs proposed by NLS

     REHAB will offer assistance in securing a number of additional UK charities who will participate and benefit from these lottery programs.

     REHAB will provide limited office and administrative support, at no cost, during the initial start up phase of the programs. The period not to exceed 6 months.

     REHAB will use its reasonable efforts to support the NLS programs with its promotional expertise, relationships and contacts.

     At this time it is understood that UK charity lottery regulations dictate that REHAB would be entitled to a minimum of 20% of the sales price of each lottery ticket sold. NLS as operator would be entitled to an operator's fee of 25-30% subject to the actual amount of prizes paid. Prizes will range between 50 - 55% of the sales price.

     All payments to REHAB shall be made within 30 of the close of monthly sales and cash receipts.

     The term of this agreement is for 5 years, however it may be terminated if NLS is not operating a lottery program for a period of six months or more.

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     The Parties agree to use reasonable efforts to execute whatever additional documentation necessary to clarify or implement the terms of this Agreement.

Signify your agreement that this letter accurately sets forth our agreement regarding the subject matter hereof where indicated below.

Sincerely,


                        c/s                                      c/s
Name                               Name
Title                              Title
Net Lottery Services Ltd.          Rehab Charities UK

Accepted and Agreed as of the ____ day of December 2001.

                                                                 l/s
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Witness                            John T. Carson


                                                                 l/s
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Witness                            R. Prole